Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2015, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 of Digital Ally, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP
Kansas City, Missouri
March 24, 2014